Exhbit 99.1

Mercury General Corporation Announces First Quarter Results and Declares Quarterly Dividend

LOS ANGELES, May 4, 2021 /PRNewswire/ -- Mercury General Corporation (NYSE: MCY) reported today for the first quarter of 2021:

Consolidated Highlights

	Three Months Ended March 31,		Change
	2021	2020	$	%
(000's except per-share amounts and ratios)
Net premiums earned	$915,922	$922,574	$(6,652)	(0.7)
Net premiums written (1)	$950,383	$954,216	$(3,833)	(0.4)

Net realized investment gains (losses), net of tax (2)	$32,936	$(198,543)	$231,479	NM
Net income (loss)	$106,995	$(139,204)	$246,199	NM
Net income (loss) per diluted share	$1.93	$(2.51)	$4.44	NM

Operating income (1)	$74,059	$59,339	$14,720	24.8
Operating income per diluted share (1)	$1.34	$1.07	$0.27	25.2
Catastrophe losses net of reinsurance (3)	$35,000	$2,000	$33,000	1,650.0
Combined ratio (4)	93.5%	95.9%	—	(2.4) pts

NM = not meaningful

(1)

These measures are not based on U.S. generally accepted accounting principles ("GAAP"), are defined in "Information Regarding GAAP and Non-GAAP Measures" and are reconciled to the most directly comparable GAAP measures in "Supplemental Schedules."

(2)

Net realized investment gains (losses) before tax were $42 million and $(251) million for the three months ended March 31, 2021 and 2020, respectively. The changes in fair value of the Company's investments are recorded as part of net realized investment gains or losses in its consolidated statements of operations due to the adoption of the fair value option for its investments as permitted under GAAP.

(3)

Catastrophe losses due to the events that occurred during the three months ended March 31, 2021 totaled approximately $39 million, with no reinsurance benefits used for these losses, resulting primarily from the deep freeze in Texas and Oklahoma and winter storms in California. These losses were partially offset by favorable development of approximately $4 million on prior years' catastrophe losses. Catastrophe losses due to the events that occurred during the three months ended March 31, 2020 totaled approximately $4 million, with no reinsurance benefits used for these losses, resulting primarily from windstorms in California and Oklahoma. These losses were partially offset by favorable development of approximately $2 million on prior years' catastrophe losses.

(4)

The Company experienced favorable development of approximately $1 million and unfavorable development of approximately $15 million on prior accident years' loss and loss adjustment expense reserves for the three months ended March 31, 2021 and 2020, respectively. The unfavorable development in 2020 was primarily attributable to higher than estimated losses and loss adjustment expenses in the homeowners and commercial automobile lines of insurance business.

Investment Results

	Three Months Ended March 31,
	2021	2020
(000's except average annual yield)
Average invested assets at cost (1)	$4,538,185	$4,212,398
Net investment income (2)
Before income taxes	$32,279	$34,495
After income taxes	$28,784	$30,533
Average annual yield on investments - after income taxes (2)	2.5%	2.9%

(1)

Fixed maturities and short-term bonds at amortized cost; equities and other short-term investments at cost. Average invested assets at cost are based on the monthly amortized cost of the invested assets for each period.

(2)

Lower net investment income before and after income taxes for the three months ended March 31, 2021 compared to the corresponding period in 2020 resulted largely from a lower average yield on investments, partially offset by higher average invested assets. Average annual yield on investments after income taxes for the three months ended March 31, 2021 decreased compared to the corresponding period in 2020, primarily due to the maturity and replacement of higher yielding investments purchased when market interest rates were higher with lower yielding investments, as a result of decreasing market interest rates.

The Board of Directors declared a quarterly dividend of $0.6325 per share. The dividend will be paid on June 30, 2021 to shareholders of record on June 16, 2021.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers in many states. For more information, visit the Company's website at www.mercuryinsurance.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Certain statements contained in this report are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company's insurance products, inflation and general economic conditions, including general market risks associated with the Company's investment portfolio; the accuracy and adequacy of the Company's pricing methodologies; catastrophes in the markets served by the Company; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company's loss reserves in general; the Company's ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in the states where it operates; legislation adverse to the automobile insurance industry or business generally that may be enacted in the states where the Company operates; the Company's success in managing its business in non-California states; the presence of competitors with greater financial resources and the impact of competitive pricing and marketing efforts; the ability of the Company to successfully manage its claims organization outside of California; the Company's ability to successfully allocate the resources used in the states with reduced or exited operations to its operations in other states; changes in driving patterns and loss trends; acts of war and terrorist activities; pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases; court decisions and trends in litigation and health care and auto repair costs; and legal, cybersecurity, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 16, 2021.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES SUMMARY OF OPERATING RESULTS (000's except per-share amounts and ratios) (unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues:
Net premiums earned	$915,922	$922,574
Net investment income	32,279	34,495
Net realized investment gains (losses)	41,691	(251,320)
Other	3,204	2,562
Total revenues	993,096	708,311
Expenses:
Losses and loss adjustment expenses	626,344	651,670
Policy acquisition costs	164,430	156,533
Other operating expenses	65,558	76,557
Interest	4,343	4,256
Total expenses	860,675	889,016
Income (loss) before income taxes	132,421	(180,705)
Income tax expense (benefit)	25,426	(41,501)
Net income (loss)	$106,995	$(139,204)

Basic average shares outstanding	55,361	55,358
Diluted average shares outstanding	55,372	55,358

Basic Per Share Data
Net income (loss)	$1.93	$(2.51)
Net realized investment gains (losses), net of tax	$0.59	$(3.58)

Diluted Per Share Data
Net income (loss)	$1.93	$(2.51)
Net realized investment gains (losses), net of tax	$0.59	$(3.58)

Operating Ratios-GAAP Basis
Loss ratio	68.4%	70.6%
Expense ratio	25.1%	25.3%
Combined ratio	93.5%	95.9%

MERCURY GENERAL CORPORATION AND SUBSIDIARIES CONDENSED BALANCE SHEETS AND OTHER INFORMATION (000's except per-share amounts and ratios)

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Investments, at fair value:
Fixed maturity securities (amortized cost $3,434,162; $3,388,418)	$3,587,496	$3,549,810
Equity securities (cost $667,380; $695,150)	810,602	803,851
Short-term investments (cost $548,975; $376,547)	548,104	375,609
Total investments	4,946,202	4,729,270
Cash	338,430	348,479
Receivables:
Premiums	623,011	599,070
Allowance for credit losses on premiums receivable	(7,000)	(10,000)
Premiums receivable, net of allowance for credit losses	616,011	589,070
Accrued investment income	44,182	42,985
Other	6,675	10,730
Total receivables	666,868	642,785
Reinsurance recoverables	54,312	48,579
Allowance for credit losses on reinsurance recoverables	—	(91)
Reinsurance recoverables, net of allowance for credit losses	54,312	48,488
Deferred policy acquisition costs	243,736	246,994
Fixed assets, net	178,393	178,923
Operating lease right-of-use assets	38,889	40,554
Goodwill	42,796	42,796
Other intangible assets, net	11,055	11,322
Other assets	33,473	38,635
Total assets	$6,554,154	$6,328,246
LIABILITIES AND SHAREHOLDERS' EQUITY
Loss and loss adjustment expense reserves	$2,041,100	$1,991,304
Unearned premiums	1,440,434	1,405,873
Notes payable	372,632	372,532
Accounts payable and accrued expenses	191,121	194,421
Operating lease liabilities	42,038	43,825
Current income taxes	34,238	10,426
Deferred income taxes	42,747	41,132
Other liabilities	285,407	236,136
Shareholders' equity	2,104,437	2,032,597
Total liabilities and shareholders' equity	$6,554,154	$6,328,246

OTHER INFORMATION
Common stock shares outstanding	55,371	55,358
Book value per share	$38.01	$36.72
Statutory surplus (a)	$1.87 billion	$1.77 billion
Net premiums written to surplus ratio (a)	1.93	2.04
Debt to total capital ratio (b)	15.1%	15.6%
Portfolio duration (including all short-term instruments) (a) (c)	2.9 years	3.0 years
Policies-in-force (company-wide "PIF") (a)
Personal Auto PIF	1,106	1,116
Homeowners PIF	677	671
Commercial Auto PIF	39	38

(a)	Unaudited.
(b)	Debt to Debt plus Shareholders' Equity (Debt at face value).
(c)	Modified duration reflecting anticipated early calls.

SUPPLEMENTAL SCHEDULES
(000's except per-share amounts and ratios) (unaudited)
	Three Months Ended March 31,
	2021	2020

Reconciliations of Comparable GAAP Measures to Operating Measures (a)

Net premiums earned	$915,922	$922,574
Change in net unearned premiums	34,461	31,642
Net premiums written	$950,383	$954,216

Incurred losses and loss adjustment expenses	$626,344	$651,670
Change in net loss and loss adjustment expense reserves	(49,374)	16,424
Paid losses and loss adjustment expenses	$576,970	$668,094

Net income (loss)	$106,995	$(139,204)
Less: Net realized investment gains (losses)	41,691	(251,320)
Tax on net realized investment gains (losses) (b)	8,755	(52,777)
Net realized investment gains (losses), net of tax	32,936	(198,543)
Operating income	$74,059	$59,339

Per diluted share:
Net income (loss)	$1.93	$(2.51)
Less: Net realized investment gains (losses), net of tax	0.59	(3.58)
Operating income	$1.34	$1.07

Combined ratio	93.5%	95.9%
Effect of estimated prior periods' loss development	0.1%	(1.6)%
Combined ratio-accident period basis	93.6%	94.3%

(a)	See "Information Regarding GAAP and Non-GAAP Measures" on page 7.
(b)	Federal statutory rate of 21%.

Information Regarding GAAP and Non-GAAP Measures

The Company has presented information within this document containing operating measures which in management's opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company's performance, but that may not be presented in accordance with GAAP. These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results.

Net income is the GAAP measure that is most directly comparable to operating income. Operating income is net income excluding realized investment gains and losses, net of tax. Operating income is used by management along with the other components of net income to assess the Company's performance. Management uses operating income as an important measure to evaluate the results of the Company's insurance business. Management believes that operating income provides investors with a valuable measure of the Company's ongoing performance as it reveals trends in the Company's insurance business that may be obscured by the effect of net realized investment gains and losses. Realized investment gains and losses may vary significantly between periods and are generally driven by external economic developments such as capital market conditions. Accordingly, operating income highlights the results from ongoing operations and the underlying profitability of the Company's core insurance business. Operating income, which is provided as supplemental information and should not be considered as a substitute for net income, does not reflect the overall profitability of the Company's business. It should be read in conjunction with the GAAP financial results. See "Supplemental Schedules" above for a reconciliation of net income to operating income.

Net premiums earned, the most directly comparable GAAP measure to net premiums written, represents the portion of premiums written that is recognized as revenue in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net premiums written is a statutory financial measure which represents the premiums charged on policies issued during a fiscal period less any applicable reinsurance. Net premiums written is designed to determine production levels and is meant as supplemental information and not intended to replace net premiums earned. Such information should be read in conjunction with the GAAP financial results. See "Supplemental Schedules" above for a reconciliation of net premiums earned to net premiums written.

Incurred losses and loss adjustment expenses is the most directly comparable GAAP measure to paid losses and loss adjustment expenses. Paid losses and loss adjustment expenses excludes the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is provided as supplemental information and is not intended to replace incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results. See "Supplemental Schedules" above for a reconciliation of incurred losses and loss adjustment expenses to paid losses and loss adjustment expenses.

Combined ratio is the most directly comparable measure to combined ratio-accident period basis. Combined ratio-accident period basis is computed as the difference between two GAAP operating ratios: the combined ratio and prior accident periods' loss development ratio. Management believes that combined ratio-accident period basis is useful to investors and it is used to reveal the trends in the Company's results of operations that may be obscured by development on prior accident periods' loss reserves. Combined ratio-accident period basis is meant as supplemental information and is not intended to replace the GAAP combined ratio. It should be read in conjunction with the GAAP financial results. See "Supplemental Schedules" above for a reconciliation of GAAP combined ratio to combined ratio-accident period basis.

CONTACT: Theodore Stalick, SVP/CFO, (323) 937-1060, www.mercuryinsurance.com